Exhibit 99.1

Innovative Industrial Properties Closes on Sale-Leaseback Transaction with PharmaCann in New York

SAN DIEGO, CA – December 19, 2016 – Innovative Industrial Properties, Inc. (NYSE: IIPR) (the “Company”) announced today that it closed its previously-announced sale-leaseback transaction with PharmaCann LLC (“PharmaCann”), acquiring PharmaCann's newly-constructed 127,000 square foot medical-use cannabis cultivation and processing facility in New York.

"We believe this first sale-leaseback transaction exemplifies our focus on underwriting both the tenant and the property," said Robert Sistek, Chief Financial Officer and Executive Vice President, Investments of the Company. "PharmaCann possesses a strong management team with solid financial backing, and is executing well on its business plan in New York and Illinois, two states which we believe present significant market opportunities. PharmaCann's New York medical-use cannabis cultivation and processing facility is built to exacting specifications, and represents a clear move to institutional quality real estate in this sector."

New York is the fourth most populous state in the United States with nearly 20 million residents as of July 1, 2015, according to the U.S. Census Bureau.

In July 2014, Governor Andrew Cuomo and the New York state legislature enacted the Compassionate Care Act, creating the framework for New York's medical-use cannabis program, which is administered by the New York Department of Health. In its ongoing review of the program, the Department of Health has taken significant steps recently to expand access to medical-use cannabis for patients needing treatment in the state. Earlier this month, the Department of Health announced that it plans to add chronic pain to its list of qualifying conditions for treatment, and to allow licensed medical-use cannabis providers to wholesale their products to other licensed providers in the state. Last month, New York-licensed nurse practitioners became eligible to recommend medical-use cannabis for their patients, and a proposed rulemaking was published to allow physician's assistants to also make such recommendations. According to the Department of Health, there are nearly 19,000 nurse practitioners and more than 11,000 physician assistants licensed to practice in New York, where they are already authorized to prescribe controlled substances, such as opioids, for chronic pain and other debilitating conditions. In addition, the Department of Health recently enacted rules to allow for home delivery of medical-use cannabis.

"We see a tremendous need from patients in New York for treatment, and we are very encouraged by the recent moves by the Department of Health to expand access to these patients," said Teddy Scott, Chief Executive Officer of PharmaCann. "This transaction frees up capital we need for expansion, and we expect the recently enacted changes in New York and other changes to the program being considered to have a very meaningful impact on patient demand for our products."

The Company acquired PharmaCann’s New York facility for $30 million in the sale-leaseback transaction. Concurrent with the closing, the Company and PharmaCann entered into a lease for an initial term of 15 years, with two five-year lease extension options. The lease provides for an initial base rent of $319,580 per month, subject to annual increases of the greater of 4% or 75% of the consumer price index. The lease also provides for a property management fee payable to the Company equal to 1.5% of the then-current base rent throughout the term, and supplemental base rent for the first five years of the term at a rate of $105,477 per month. Together, the annualized initial base rent, property management fee and supplemental base rent equate to approximately 17.2% of the purchase price of the New York facility.

In addition to the medical-use cannabis cultivation and processing facility that is the subject of the Company’s sale-leaseback transaction, PharmaCann operates two medical-use cannabis cultivation and processing facilities and four registered medical-use cannabis dispensaries in Illinois and four registered medical-use cannabis dispensaries in New York.

About Innovative Industrial Properties

Innovative Industrial Properties, Inc. is a self-advised Maryland corporation focused on the acquisition, ownership and management of specialized industrial properties leased to experienced, state-licensed operators for their regulated medical-use cannabis facilities. Innovative Industrial Properties intends to elect to be taxed as a real estate investment trust. Additional information is available at www.innovativeindustrialproperties.com.

Forward-Looking Statements

This press release contains statements that we believe to be “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding the lease with PharmaCann, the New York medical-use cannabis market and proposed changes to New York medical-use cannabis regulations, are forward-looking statements. When used in this press release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Investors should not place undue reliance upon forward-looking statements.

Company Contact:
Paul Smithers
Chief Executive Officer
Innovative Industrial Properties, Inc.
(858) 997-3332